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                                                                   EXHIBIT 11

                             SERVICE EXPERTS, INC.

                       COMPUTATION OF EARNINGS PER SHARE


                                                        Year ended December 31,
                                                      --------------------------
                                                       1994      1995      1996
                                                      ------    ------    ------
                                                (In thousands, except per share data)
Primary
Average shares outstanding..........................   2,132     2,132     4,995
Net effect of dilutive stock options based on the
  treasury stock method using average market price..     --        --         27
                                                      ------    ------    ------
    Totals .........................................   2,132     2,132     5,022
                                                      ======    ======    ======
Net income (loss) ..................................  $1,486    $ (169)   $3,739
                                                      ======    ======    ======
Net income (loss) per common share .................  $  .70    $ (.08)   $  .74
                                                      ======    ======    ======